Exhibit 10.4

MILLENNIAL MEDIA, INC.

AMENDED AND RESTATED KEY EMPLOYEE AGREEMENT

This AMENDED AND RESTATED KEY EMPLOYEE AGREEMENT (the “Agreement”) amends and restates that Key Employee Agreement that was entered into as of November 16, 2009 by and between MICHAEL B. AVON (the “Executive”) and MILLENNIAL MEDIA, INC., a Delaware corporation (the “Company”), and as amended and restated, is effective as of March 14, 2012 (the “New Effective Date”).

The Company desires to continue to employ the Executive and, in connection therewith, to compensate the Executive for Executive’s personal services to the Company; and

The Executive wishes to continue to be employed by the Company and provide personal services to the Company in return for certain compensation.

Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1.             EMPLOYMENT BY THE COMPANY.

1.1          Position.  Subject to the terms set forth herein, the Company agrees to employ Executive in the position of Executive Vice President (EVP) and Chief Financial Officer (CFO), and Executive hereby accepts such employment.  During the term of Executive’s employment with the Company, and subject to Section 4.1 below, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company (except for vacation periods as set forth herein and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies).

1.2          Duties.  Executive shall serve in an executive capacity and shall perform such duties as are assigned to the Executive from time to time.  Executive will report to the Company’s Chief Executive Officer (the “CEO”).

1.3          Other Employment Policies.  The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.                                      COMPENSATION.

2.1          Salary.  As of the New Effective Date, Executive shall receive for Executive’s services to be rendered hereunder an annualized base salary of $209,000. Effective on the first day of public trading of the Company’s common stock as a result of an underwritten public offering of the Company’s common stock, Executive’s base salary will increase to $240,000. Executive’s base salary is subject to standard federal and state payroll withholding requirements, payable in accordance with Company’s standard payroll practices.  This amount will be reviewed each year during the term of Executive’s employment in accordance with the Company’s standard practices and will be subject to increase, if any, as may be approved by the Board of Directors of the Company (the “Board”) (or Compensation Committee thereof), but may not be decreased during the term of Executive’s employment without Executive’s prior written consent (Executive’s salary, as may be increased from time to time, is hereinafter referred to as “Base Salary”).

2.2          Bonus.  As of the New Effective Date, Executive shall be entitled to an annual incentive bonus award opportunity, equal to a maximum amount of 60% of Base Salary, or such higher maximum percentage as determined by the Board, in respect of each fiscal year during his term of employment (the “Annual Bonus”).  The Annual Bonus shall be payable based upon achievement of Company and/or individual performance objectives as may be mutually agreed to by the Board (or Compensation Committee thereof) and Executive from time to time in advance of each fiscal year.  The Annual Bonus shall be paid to Executive at the same time as annual bonuses are generally payable to other senior executives of the Company, but in any event not later than the date which is two and one-half (2 ½) months following the end of the calendar year in which such Annual Bonus is earned.

2.3          Stock Options.

(a)           Option Grant.  On December 1, 2009, Executive was granted an option to purchase 742,414 shares of the Company’s common stock pursuant to the Company’s 2006 Equity Incentive Plan (the “Equity Plan”).

(b)           Vesting.  The stock options granted to the Executive pursuant to this Agreement will vest according to the following schedule: 1/4th of the shares vested on November 9, 2010, and the right to exercise the option covering an additional 1/48th of the shares vests monthly thereafter over the next three years.  This vesting schedule shall also accelerate as follows:

(i)            Upon a “Change of Control” (as defined in the Equity Plan), on the closing date of such Change of Control, all of the then-unvested portion (the “Unvested Portion”) of the stock options granted to the Executive pursuant to this Agreement shall accelerate and become vested.  However, notwithstanding the foregoing, if the acquiring or successor entity in the Change of Control (the “Buyer”) so elects on or prior to the date that the Change of Control is consummated, 25% of the Unvested Portion, or any assets or other property issued or issuable upon the exercise or conversion of such Unvested Portion (the “Retention Amount”), may be placed into escrow by the Buyer and shall be subject to forfeiture until the earlier of (A) the one-year anniversary of the closing date of the Change of Control or (B) the last date upon which the Unvested Portion would have otherwise vested under the vesting schedule for such stock options in effect immediately prior to the Change of Control (such earlier date is referred to as the “Release Date”). In the event that the Executive remains an employee of the Company (or of the Buyer) from the closing date of the Change of Control until the Release

Date, then on such Release Date, the Retention Amount shall be released from escrow and delivered to the Executive.  In the event that the Executive no longer remains employed by the Company (or by the Buyer) from the closing date of the Change of Control until the Release Date, for any reason other than termination of the Executive by the Buyer without Cause (as defined in Section 6.1 below) or resignation by the Executive for Good Reason (as defined in Section 6.4 below), then the Retention Amount shall be forfeited by the Executive.  In the event of a termination of the Executive without Cause by the Buyer or resignation by the Executive for Good Reason from the closing date of the Change of Control until the Release Date, then the Retention Amount shall be released from escrow and delivered to the Executive immediately upon such termination without Cause or such resignation for Good Reason.

(ii)           The vesting schedule will also accelerate as provided in Section 6.1(b) and 6.4(c).

(c)           Additional Agreement Required.  Executive has executed the Company’s standard form of Stock Option Grant Notice and related Stock Option Agreement and any other agreements contemplated thereby to finalize the parties’ agreement as to stock options.  Executive acknowledges that these options will be subject to the terms of the Equity Plan.

(d)           Post-Termination Exercise Period. For any stock options granted to Executive during the term of his employment with the Company, Executive will be able to exercise such options for a period of twelve (12) months following the termination of his employment with the Company for any reason (or such longer period specified in the applicable Stock Option Grant Notice and related Stock Option Agreement) following the date of his termination with the Company.

2.4          Standard Company Benefits.  Executive shall be entitled to all rights and benefits for which the Executive is eligible under the terms and conditions of the standard Company benefits and compensation practices which may be in effect from time to time and provided by the Company to its Executives generally, which shall include, at a minimum, two (2) weeks of paid vacation per year.  The Company may adopt, change or delete plans, policies and provisions in its sole discretion.

2.5          Expense Reimbursement.  The Company will reimburse Executive for reasonable business expenses in accordance with the Company’s standard expense reimbursement policy.

3.               PROPRIETARY INFORMATION, INVENTIONS, NON-COMPETITION AND NON-SOLICITATION OBLIGATIONS.

3.1          Agreement.  The parties hereto have previously entered into the Employee Nondisclosure and Developments Agreement (the “Proprietary Information Agreement”), which may be amended by the parties from time to time without regard to this Agreement.  The Proprietary Information Agreement contains provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement.

4.                                      OUTSIDE ACTIVITIES.

4.1          Other Employment/Enterprise.  Except with the prior written consent of the Board, Executive will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise, other than those in which Executive is a passive investor.  Executive may engage in limited advisory relationships with companies that are not in competitive markets, scientific research, scholarly writing and publications, and civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder.  Notwithstanding the foregoing, the Executive is expressly permitted under this Agreement to operate as an advisor to QED Investors during the term of this Agreement and as an advisor to certain of Executive’s current portfolio companies, subject to Sections 4.2 and 4.3 below, and provided such activities do not interfere with the performance of Executive’s duties hereunder as determined by the Company in its sole discretion.

4.2          Conflicting Interests.  Except as permitted by Section 4.3, while employed by the Company, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest that is adverse or antagonistic to the Company, its business or prospects, financial or otherwise as determined by the Company in its sole discretion.

4.3          Competing Enterprises.  While employed by the Company, except on behalf of the Company, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by Executive to compete directly with the Company, throughout the world, in any line of business engaged in (or then currently planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, Executive may own, as a passive investor, securities of any public competitor corporation, so long as Executive’s direct holdings in any one such corporation shall not in the aggregate constitute more than 2% of the voting stock of such corporation.

5.             FORMER EMPLOYMENT.

5.1          No Conflict With Existing Obligations.  Executive represents that Executive’s performance of all the terms of this Agreement and as an Executive of the Company do not and will not materially breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services.  Executive has not entered into, and agrees Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

5.2          No Disclosure of Confidential Information.  If, in spite of Section 5.1, Executive should find that confidential information belonging to any former employer might be usable in connection with the Company’s business, Executive will not intentionally disclose to the Company or use on behalf of the Company any confidential information belonging to any of Executive’s former employers (except in accordance with agreements between the Company and any such former employer); but during Executive’s employment by the Company Executive will use in the performance of Executive’s duties all information which is generally known and used by persons with training and experience comparable to Executive’s own and all information which is common knowledge in the industry or otherwise legally in the public domain.

6.               TERMINATION OF EMPLOYMENT. The parties acknowledge that Executive’s employment relationship with the Company is at-will.  Either Executive or the Company may terminate the employment relationship at any time, with or without Cause.  The provisions of Sections 6.1 through 6.6 govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will status.

6.1          Termination by the Company Without Cause.

(a)           The Company shall have the right to terminate Executive’s employment with the Company at any time without Cause (as defined in Section 6.2(b) below) by giving notice as described in Section 6.6 of this Agreement.

(b)           In the event Executive’s employment is terminated without Cause, either by the Company or by a Buyer, then provided that the Executive executes and delivers to the Company or a Buyer a general release in favor of the Company in form and substance acceptable to the Company or Buyer (the “Release”), which Release is effective not later than sixty (60) days following Executive’s separation from service (as defined under Treasury Regulations Section 1.409A-1(h), and without regard to any alternate definition thereunder, a “Separation from Service”), , and subject to Section 6.1(c), then (i) the Company or Buyer shall continue to pay Executive as severance Executive’s then-effective Base Salary for a period of the first six (6) months following Executive’s Separation from Service (the “Severance Period”), less applicable withholdings and deductions, on the Company’s (or Buyer’s) regular payroll dates, (ii) the Company shall accelerate the vesting schedule of the stock options granted to the Executive pursuant to this Agreement with respect to a portion of the stock options granted to the Executive pursuant to this Agreement, equal to the greater of (A) 25% of the shares of common stock covered by the stock options granted to the Executive pursuant to this Agreement or (B) 50% of the then-unvested portion of the stock options granted to the Executive pursuant to this Agreement, which shall become vested on the 60th day following Executive’s Separation from Service, and (iii) if Executive is participating in the Company’s (or Buyer’s) group health insurance plans on the Separation from Service, and Executive timely elects and remains eligible for continued coverage under COBRA, or, if applicable, state insurance laws, the Company shall pay that portion of Executive’s COBRA premiums that the Company (or Buyer) was paying prior to the Separation from Service for the Severance Period or for the continuation period for which Executive is eligible, whichever is shorter (such shorter period, the “COBRA Payment Period”). However, if at any time the Company determines, in its discretion, that the payment of the COBRA premiums would be reasonably likely to result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or any statute or regulation of similar effect (including, without limitation, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the Company’s portion of the COBRA premiums, the Company will instead pay Executive, on the first day of each month of the remainder of the COBRA Payment Period, a fully taxable cash payment equal to the portion of the COBRA premiums that the Company was paying prior to the date of Executive’s Separation from Service for that month, subject to applicable tax withholdings and deductions.

(c)           The Company will not make any payments to Executive with respect to any of the benefits pursuant to Section 6.1(b) prior to the 60th day following Executive’s Separation from Service. On the 60th day following Executive’s Separation from Service, and provided that Executive has delivered an effective Release, the Company will make the first payment to Executive under Section 6.1(b) in a lump sum equal to the aggregate amount of payments that the Company would have paid Executive through such date had the payments commenced on the date of Executive’s Separation from Service through such 60th day, with the balance of the payments paid thereafter on the schedule described above, subject to any delay in payment required by Section 6.7.

(d)           The benefits provided to Executive pursuant to this Section 6.1 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company (or Buyer) severance plan, policy or program.

(e)           The Company’s (or Buyer’s) COBRA premium payment obligation hereunder will end immediately if the Executive obtains health care insurance from any other source during the Severance Period.

6.2          Termination by the Company for Cause.

(a)           Subject to Section 6.2(c) below, the Company shall have the right to terminate Executive’s employment with the Company at any time for Cause by giving notice as described in Section 6.6 of this Agreement.

(b)           “Cause” for termination shall mean:  (i) Executive’s conviction of, or plea of nolo contendere to, a felony involving fraud or moral turpitude; (ii) Executive’s willful and proven act or omission which results in material harm to the Company; (iii) Executive’s willful and proven violation of any material Company policy that has, prior to any alleged violation, been communicated in writing to the Executive, and which results in material harm to the Company; (iv) Executive’s material breach of any written agreement between the Executive and the Company which results in material harm to the Company; or (v) Executive’s continuing conduct that demonstrates gross unfitness to serve and which directly and immediately threatens the Company with material liability or to material disrepute.  For purposes of Sections 6.2(b)(ii) and 6.2(b)(iii), it is agreed that no action, or failure to act, shall be considered “willful” if it was done by the Executive in good faith and with reasonable belief that Executive’s act or omission was in the best interests of the Company.

(c)           Prior to any termination for Cause, the Board shall give the Executive a reasonable opportunity to be heard before the Board and, at the election of the Executive, to be accompanied by counsel at any such hearing before the Board.  In addition, prior to any termination for Cause pursuant to Sections 6.2(b)(ii), (iii), (iv) or (v), the Board shall first provide the Executive with reasonable written notice, setting forth the reasons that the Board believes exist that give rise to “Cause” for termination, stating that the Executive shall have thirty (30) days to cure, to the extent capable of being cured, such “Cause”, and the Board must thereafter determine in good faith that such “Cause” has not been cured by the Executive within thirty (30) days after such notice has been delivered.

(d)           In the event Executive’s employment is terminated at any time for Cause, Executive will not be entitled to receive severance pay, stock option acceleration or any other such severance compensation, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the accrued but unpaid salary of Executive through the date of termination, together with all compensation and benefits payable to Executive through the date of termination under any compensation or benefit plan, program or arrangement during such period.

6.3          Resignation by the Executive.

(a)           Executive may resign from Executive’s employment with the Company at any time by giving notice as described in Section 6.6.

(b)           In the event Executive resigns from Executive’s employment with the Company (other than for Good Reason as set forth in Section 6.4), Executive will not receive severance pay, stock option acceleration or any other such severance compensation, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the accrued but unpaid salary of Executive through the date of resignation, together with all compensation and benefits payable to Executive through the date of resignation under any compensation or benefit plan, program or arrangement during such period.

6.4          Resignation by the Executive for Good Reason.

(a)           Provided Executive has not previously been notified of the Company’s (or Buyer’s) intention to terminate Executive’s employment, the Executive may resign from Executive’s employment for “Good Reason” as specified below after the occurrence of one of the events specified in Section 6.4(b) below.

(b)           “Good Reason” for resignation shall mean the occurrence of any of the following without the Executive’s prior written consent:  (i) a material diminution of Executive’s authority, responsibilities or duties; provided, however, that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring company will not by itself result in a diminution of Executive’s responsibilities or duties; (ii) a reduction in the level of the Executive’s Base Salary; (iii) the relocation of the Company’s principal offices to a location outside the Baltimore, MD metropolitan area, or the Company’s requiring Executive to be based anywhere other than the Company’s principal offices; or (iv) a material breach of this Agreement by the Company; provided, that prior to any termination for Good Reason pursuant to clauses (i) or (iv) of this Section 6.4(b), the Executive shall first provide the Board with reasonable written notice within thirty (30) days of the event or condition giving rise to “Good Reason”, setting forth the reasons that the Executive believes exist that give rise to “Good Reason” for resignation.  The Company shall have thirty (30) days from the date such notice is delivered to remedy or cure the events or conditions resulting in “Good Reason”, and, if the Company has not remedied or cured the events or conditions resulting in “Good Reason” by the end of that period, then the Executive must resign by no later than thirty (30) days after the Company’s time period for remedying or curing the events or conditions has expired.  Notwithstanding the foregoing, any actions taken by the Company to accommodate a disability of the Executive or pursuant to the Family and Medical Leave Act shall not be a Good Reason for purposes of this Agreement.

(c)           In the event Executive resigns from Executive’s employment for Good Reason, and subject to Section 6.4(d), the Executive shall be entitled to receive the same payments and benefits as Executive would receive under Section 6.1 had Executive been terminated by the Company (or Buyer) without Cause, provided that Executive executes and delivers to the Company or a Buyer a Release in favor of the Company (or Buyer) that meets the criteria specified in Section 6.1(b) and that Executive’s receipt of the payments and benefits are subject to all the terms and conditions of Section 6.1(c).

(d)           Executive shall not receive any of the benefits pursuant to Section 6.4(c) unless and until the Release becomes effective and can no longer be revoked by Executive under its terms.

(e)           The benefits provided to the Executive pursuant to this Section 6.4 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program.

6.5          Termination by Virtue of Death or Disability of the Executive.

(a)           In the event of Executive’s death during the term of this Agreement, all obligations of the parties hereunder shall terminate immediately, and the Company shall, pursuant to the Company’s standard payroll policies, pay to the Executive’s legal representatives Executive’s accrued but unpaid salary through the date of death together with all compensation and benefits payable to Executive through the date of death under any compensation or benefit plan, program or arrangement during such period.

(b)           Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to the Executive, to terminate this Agreement based on the Executive’s Disability (as defined below).  Termination by the Company of the Executive’s employment based on “Disability” shall mean termination because the Executive is unable to perform the essential functions of Executive’s position with or without accommodation due to a disability (as such term is defined in the Americans with Disabilities Act) for six months in the aggregate during any twelve month period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act and other applicable law.  In the event Executive’s employment is terminated based on the Executive’s Disability, Executive will not receive severance pay, stock option acceleration or any other such compensation; provided, however, the Company shall, pursuant to the Company’s standard payroll policies, pay to Executive the accrued but unpaid salary of Executive through the date of termination, together with all compensation and benefits payable to Executive through the date of termination under any compensation or benefit plan, program or arrangement during such period.

6.6          Notice; Effective Date of Termination.

(a)           Termination of Executive’s employment pursuant to this Agreement shall be effective on the earliest of:

(i)            immediately after the Company gives written notice to Executive of Executive’s termination without Cause, unless the Company specifies a later date, in which case, termination shall be effective as of such later date;

(ii)           after the Company gives written notice to Executive of Executive’s termination for Cause and otherwise fully complies with the procedures set forth in Section 6.2(c) above;

(iii)         immediately upon the Executive’s death;

(iv)          thirty (30) days after the Company gives written notice to Executive of Executive’s termination on account of Executive’s disability, unless the Company specifies a later date, in which case, termination shall be effective as of such later date, provided, that Executive has not returned to the full time performance of Executive’s duties prior to such date; or

(v)            immediately after the Executive gives written notice to the Company of Executive’s resignation and (in the case of a resignation for Good Reason) otherwise fully complies with the procedures set forth in Section 6.4(b) above, unless the Company agrees to a different date, in which case, resignation shall be effective as of such other date.

(b)           Executive will receive compensation through any required notice period in the event of termination for any reason.  However, subject to any right of Executive to cure during any cure period, the Company reserves the right to require that the Executive not perform any services or report to work during any required notice period.

6.7          Application of Section 409A.

(a)           Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement that constitute “deferred compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) shall not commence in connection with the Executive’s termination of employment unless and until the Executive has also incurred a Separation from Service, unless the Company reasonably determines that such amounts may be provided to the Executive without causing him to incur the additional 20% tax under Section 409A.

(b)           For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement will be treated as a right to receive a series of separate payments and, accordingly, each payment under this Agreement will at all times be considered a separate and distinct payment.  For the avoidance of doubt, it is intended that all of the payments and benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. To the extent not so exempt, this Agreement (and any definitions in this Agreement) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms.

(c)           If the Company (or, if applicable, the successor entity thereto) determines that any payments or benefits upon a Separation from Service provided under this Agreement (or under any other arrangement with Executive) constitute “deferred compensation” under Section 409A and Executive is, at the time of his Separation from Service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments and benefits shall be delayed until the earlier to occur of: (a) the date that is six months and one day after the Executive’s Separation from Service, or (b) the date of the Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”).  On the Specified Employee Initial Payment Date, the Company (or the successor entity thereto, as applicable) shall (i) pay to the Executive a lump sum amount equal to the sum of the payments and benefits upon Separation from Service that the Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of such amounts had not been so delayed pursuant to this Section and (ii) commence paying the balance of the payments and benefits in accordance with the applicable payment schedules set forth in this Agreement. No interest will be due on any amounts so deferred.

7.               GENERAL PROVISIONS.

7.1          Notices.  Any notices provided hereunder must be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail, telex or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll, or at such other address as the Company or the Executive may designate by ten (10) days advance written notice to the other.

7.2          Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

7.3          Waiver.  If either party should waive any breach of any provisions of this Agreement, Executive or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.4          Complete Agreement.  This Agreement, together with the Proprietary Information Agreement, the Equity Plan and related Stock Option Grant Notice and Stock Option Agreement, constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof.  This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements.  This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company.

7.5          Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.6          Headings.  The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.7          Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights hereunder without the written consent of the Company.

7.8          Survival.  Executive’s obligations under the Proprietary Information Agreement shall survive termination of Executive’s employment with the Company, as provided therein.

7.9          Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of Maryland.

7.10        Resolution of Disputes.  Any controversy arising out of or relating to this Agreement or the breach hereof shall be settled by binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (before a panel of arbitrators) and judgment upon the award rendered may be entered in any court having jurisdiction thereof.  The location for the arbitration shall be the Baltimore, MD metropolitan area.  Any award made by such panel shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the Company; provided however, that at the Executive’s option, Executive may voluntarily pay up to one-half the costs and fees. The parties acknowledge and agree that their obligations under this arbitration agreement survive the termination of this Agreement and continue after the termination of the employment relationship between Executive and the Company.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Key Employee Agreement on the New Effective Date.

MILLENNIAL MEDIA, INC.

By:	/s/ Paul Palmieri
Paul Palmieri
President & CEO

/s/ Michael B. Avon
Michael B. Avon